Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-287303

Dated May 1, 2026

LEVERAGED INDEX RETURN NOTES® (LIRNs®)

Leveraged Index Return Notes® Linked to the Russell 1000® Value Index

Issuer	Barclays Bank PLC (“Barclays”). References on this page to “we,” “us” or “our” mean Barclays.
Principal Amount	$10.00 per unit
Term	Approximately five years
Market Measure	The Russell 1000® Value Index (Bloomberg symbol: “RLV”)
Payout Profile at Maturity	• [109% to 129%] leveraged upside exposure to increases in the Market Measure • 1-to-1 downside exposure to decreases in the Market Measure, with 100.00% of your principal at risk
Participation Rate	[109.00% to 129.00%], to be determined on the pricing date
Threshold Value	100% of the Starting Value
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000095010326006694/dp245737_424b2-8791baml.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. If Barclays becomes insolvent, is unable to pay its obligations, or any other resolution measure is exercised, you may lose your entire investment.
•	The initial estimated value of the notes on the pricing date is expected to be lower than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS.
•	The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.
•	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Market Measure, except to the extent that shares of Bank of America Corporation, the parent corporation of MLPF&S and BofAS, are included in the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain.
•	The investment strategy represented by the Market Measure may not be successful.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.000	-100.00%
-50.00%	$5.000	-50.00%
-30.00%	$7.000	-30.00%
-20.00%	$8.000	-20.00%
-10.00%	$9.000	-10.00%
-5.00%	$9.500	-5.00%
-3.00%	$9.700	-3.00%
0.00%(1)	$10.000	0.00%
2.00%	$10.238	2.38%
3.00%	$10.357	3.57%
5.00%	$10.595	5.95%
10.00%	$11.190	11.90%
20.00%	$12.380	23.80%
30.00%	$13.570	35.70%
50.00%	$15.950	59.50%
100.00%	$21.900	119.00%

(1)	This hypothetical percentage change corresponds to the Threshold Value.

Barclays Bank PLC (Barclays) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that Barclays has filed with the SEC for more complete information about Barclays and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Barclays's Central Index Key, or CIK, on the SEC website is 312070. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. Barclays faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.